Exhibit 99.1

Deep Down Announces Leadership Change

Houston, TX – August 15, 2019 – Deep Down, Inc. (OTCQB: DPDW), a specialist in deepwater oil and gas production and distribution equipment and services, announced today it has accepted the resignation of Company founder and CEO, Ronald Smith, effective August 31, 2019, who is leaving to pursue interests outside the oil and gas industry. Charles Njuguna, Deep Down’s CFO, has been appointed to replace Mr. Smith in his role as CEO and as a member of the Board of Directors.

In light of his extensive experience and industry knowledge, Mr. Smith will continue to provide technical guidance in a consulting capacity through December 2021. Deep Down has also commenced a search for a Chief Operating Officer.

Mr. Njuguna joined Deep Down in 2012 to manage the Company’s corporate accounting activities. In 2015 he was appointed Business Manager to oversee all commercial activities and was appointed CFO in 2017. Mr. Njuguna has over 20 years of international business experience, including various operational and financial management roles in the US, UK and Africa. He earned his MBA degree from the University of Texas at Austin.

Mr. Smith commented, “I am extremely proud of the talented team, highly specialized products and solutions, and strong customer base and global reputation that we have built at Deep Down over the past 22 years. I leave my day to day role on a high note, under the disciplined leadership of our highly experienced board and management team led by friend Charles Njuguna. I have great confidence in Deep Down’s potential to deliver significant shareholder returns, and I look forward to collaborating and supporting my investment in Deep Down in any way I can through my ongoing independent consulting work.”

Mark Carden, Deep Down’s Chairman, said: “We are immensely grateful to Ron for his contributions to building Deep Down and its impressive array of deepwater solutions. Charles has proven his skill in driving business efficiency at Deep Down, and we are excited to benefit from his expertise and business discipline in the CEO role.”

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

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Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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Investor Relations:

Catalyst IR

Chris Eddy or David Collins

212-924-9800

dpdw@catalyst-ir.com

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